Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of January 4, 2006, by and between NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2005 (the “Merger Agreement”), among Borrower, Summer Acquisition Corporation, a Delaware corporation, and Bio-logic Systems Corp., a Delaware corporation (“Bio-logic”), Borrower has agreed to acquire all of the outstanding stock of Bio-logic, subject to the terms and conditions contained therein.

WHEREAS, Borrower has requested that Bank extend or continue credit to Borrower to, among other things, provide financing to Borrower for the purpose of financing Borrower’s acquisition of Bio-logic, as more fully described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“14 Acre Parcel” means that certain unimproved parcel of land which encompasses approximately 14 acres, is contiguous to the Real Property Collateral and which Borrower is attempting to sell to a developer, as more particularly described on Schedule 1 hereto, which is incorporated herein by this reference.

“AAA” has the meaning ascribed to such term in Section 8.12(b) hereof.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bank” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

“Bio-logic” has the meaning ascribed to such term in the Recitals hereof.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereof.

“Closing Date” means January 4, 2006.

“Confidential Information” means all non-public, confidential and/or proprietary information of Borrower, now or at any time hereafter provided to Bank by Borrower, or any of Borrower’s officers, employees, agents or representatives, in connection with Bank’s evaluation of Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, and shall include, without limitation, any and all financial, technical and/or business information relating to Borrower, including trade secrets, research and development test results, marketing or business plans and strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Borrower.

“Domestic Subsidary” means each of Natus Acquisition Corporation, a Delaware corporation, and Summer Acquisition Corporation, a Delaware corporation.

“EBITDA” has the meaning ascribed to such term in Section 5.9(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning ascribed to such term in Article VII hereof.

“Fixed Charge Coverage Ratio” has the meaning ascribed to such term in Section 5.9(c) hereof.

“Foreign Subsidiary” means each of Natus Neonatal, a company organized under the laws of the United Kingdom, Fischer-Zoth Diagnosesysteme GmbH, a company organized under the laws of Germany, and Fischer-Zoth, a company organized under the laws of Austria.

“Guarantor” or “Guarantors” have the meanings ascribed to such terms in Section 2.5 hereof.

“Guaranty” or “Guaranties” have the meanings ascribed to such terms in Section 2.5 hereof.

“Loan Documents” means this Agreement, the Term Commitment Note, the Security Agreement, the Guaranties, and each other contract, instrument and document required by or delivered to Bank in connection with this Agreement.

“Liquidity” has the meaning ascribed to such term in Section 5.9(d) hereof.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay all debt, principal, interest, expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the Term Commitment Note or any other Loan Document, or to otherwise perform its material obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest or lien, as applicable, in the collateral described in Section 2.4 hereof or in the Real Property Collateral.

“Merger Agreement” has the meaning ascribed to such term in the Recitals hereof.

“Permitted Indebtedness” means:

(a) the liabilities of Borrower to Bank;

(b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the Closing Date;

(c) unsecured indebtedness to trade creditors incurred in the ordinary course of business;

(d) indebtedness secured by Permitted Liens;

(e) guaranty obligations of Borrower with respect to indebtedness of Subsidiaries of Borrower permitted under Section 6.6;

(f) other indebtedness not otherwise described in paragraphs (a) through (e) of this definition not exceeding in the aggregate $100,000.00 outstanding at any time; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness identified in (a) through (g) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a) investments by Borrower existing as of, and disclosed to Bank prior to, the Closing Date;

(b) investments by Borrower in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) investments by Borrower consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of Borrower;

(d) investments by Borrower consisting of deposit accounts in which Bank has a first priority perfected security interest;

(e) investments by Borrower in Foreign Subsidiaries not to exceed $250,000.00 in the aggregate in any fiscal year;

(f) investments by Borrower in Domestic Subsidiaries;

(g) investments by Borrower not to exceed $100,000.00 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(h) investments (including debt obligations) by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) investments by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to investments of Borrower in any Subsidiary; and

(j) other investments by Borrower not otherwise described in paragraphs (a) through (i) above not exceeding $100,000.00 in the aggregate outstanding at any time.

“Permitted Liens” means:

(a) liens and security interests in favor of Bank;

(b) liens and security interests existing as of, and disclosed to Bank in writing prior to, the Closing Date;

(c) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s books;

(d) purchase money liens not to exceed $100,000.00 in the aggregate (i) on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, if the lien is confined to the property so acquired and improvements thereon, and the proceeds of such equipment;

(e) statutory liens, not to exceed $100,000.00 in the aggregate, securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such parties;

(f) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g) liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens identified in paragraphs (c) and (d) of this definition, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business;

(i) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business; and

(j) liens in favor of financial institutions other than Bank arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts and (ii) such liens secure Borrower’s payment of normal fees and charges related to the maintenance of such deposit and/or securities accounts and not indebtedness related to credit extended by such financial institutions to Borrower.

“Plan” has the meaning ascribed to such term in Section 3.9 hereof.

“Real Property Collateral” has the meaning ascribed to such term in Section 5.12 hereof.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any vice president (including, without limitation, the vice president, finance), the general counsel and/or secretary, or the controller of Borrower, or any other officer of Borrower having substantially the same authority and responsibility as any of the foregoing.

“Rules” has the meaning ascribed to such term in Section 8.12(b) hereof.

“Security Agreement” means that certain Security Agreement, dated as of January 4, 2006, executed by Borrower in favor of Bank.

“Specified Earn-out Payments” means means payments made by Borrower as follows: (i) payments made by Borrower pursuant to its July 2003 purchase of substantially all of the assets of Neometrics, Inc., in an aggregate amount not to exceed Eight Hundred Thousand United States Dollars (U.S. $800,000.00), and payable on the anniversary of such purchase occurring in July 2006, and (ii) payments made by Borrower pursuant to its September 2004 purchase of all the common stock of privately held Fischer-Zoth Diagnosesysteme GmbH and affiliated entities (Fischer-Zoth), as well as intangible assets held individually by the owners of Fischer-Zoth, related to (A) the annual results of sales of Fischer-Zoth during the three twelve-month periods ending September 30, 2007, in an aggregate amount not to exceed 1.5 million Euro in total (approximately $2.0 million based on the USD/EUR exchange rate at December 31, 2004), and (B) in-process research and development technology, in an aggregate amount not to exceed U.S. $750,000.

“Subsidiary” means any Domestic Subsidiary or Foreign Subsidiary.

“Tangible Net Worth” has the meaning ascribed to such term in Section 5.9(b) hereof.

“Term Commitment” has the meaning ascribed to such term in Section 2.1(a) hereof.

“Term Commitment Note” means a promissory note executed by Borrower in favor of Bank to evidence Borrower’s obligation to repay advances under the Term Commitment, substantially in the form of Exhibit A attached hereto.

“Total Liabilities” has the meaning ascribed to such term in Section 5.9(b) hereof.

“Third Party Obligor” has the meaning ascribed to such term in Section 7.1(d) hereof.

“Unpaid Commitment Fee” has the meaning ascribed to such term in Section 2.2(c) hereof.

ARTICLE II

CREDIT TERMS

SECTION 2.1. TERM COMMITMENT.

(a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a one-time advance to Borrower up to and including February 28, 2006, in an amount not to exceed Ten Million Dollars ($10,000,000.00), the proceeds of which shall solely be used to finance some or all of the cost of Borrower’s acquisition of Bio-logic pursuant to the terms and provisions of the Merger Agreement (the “Term Commitment”). Borrower’s obligation to repay advances under the Term Commitment shall be evidenced by the Term Commitment Note, all terms of which are incorporated herein by this reference. In the event Borrower does not make the one-time advance allowed pursuant to this paragraph and the Term Commitment Note on or before February 28, 2006, Bank’s agreement to extend credit to Borrower hereunder and under the other Loan Documents shall terminate and be of no further force and effect.

(b) Limitation on Borrowings. Notwithstanding any other provision of this Agreement, the aggregate amount of all outstanding borrowings under the Term Commitment shall not at any time exceed a maximum of Ten Million Dollars ($10,000,000.00).

(c) Repayment. The principal amount of the Term Commitment shall be amortized over forty-eight months and shall be repaid on the last day of each month in equal installments, as set forth in the Term Commitment Note.

(d) Prepayment. Borrower may prepay principal on the Term Commitment solely in accordance with the provisions of the Term Commitment Note.

SECTION 2.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Term Commitment shall bear interest at the rate of interest set forth in the Term Commitment Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Term Commitment equal to One-Hundred Thousand Dollars ($100,000.00), Twenty-Five Thousand Dollars ($25,000.00) of which has been paid prior to the date hereof (and which amount is non-refundable, notwithstanding the effectiveness of this Agreement), and Seventy-Five Thousand Dollars ($75,000.00) of which (the “Unpaid Commitment Fee”) shall be due and payable in full on the Closing Date.

SECTION 2.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit created by the Loan Documents by charging Borrower’s deposit account number 4121261853 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4. COLLATERAL.

As security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower hereby grants to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interests), in all Borrower’s personal property (including, without limitation, all Borrower’s accounts receivable, inventory, equipment and intellectual property now owned or hereafter acquired), but excluding interests as a lessee under real property and personal property leases and shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.5. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed jointly and severally by each Domestic Subsidiary (each a “Guarantor” and, collectively, the “Guarantors”) in the principal amount of Ten Million United States Dollars (U.S. $10,000,000.00) each, as evidenced by and subject to the terms of guaranties (each a “Guaranty” and, collectively, the “Guaranties”) in form and substance satisfactory to Bank.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank created by the Loan Documents.

SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.

SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each of the Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound which violation contravention, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated September 30, 2005, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor (exclusive of Permitted Liens) has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations created by the Loan Documents to any other obligation of Borrower.

SECTION 3.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 3.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby, including, without limitation, the Real Property Collateral:

(a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d) There is no pending, or to the best of Borrower’s knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

SECTION 3.13. CIT FINANCIAL LOAN. There is no outstanding balance under that certain Loan Agreement #007473897-001, dated June 2, 2005 (the “CIT Loan Agreement”), and referenced in the UCC Financing Statement filed with the Delaware Secretary of State on June 7, 2005 and bearing initial filing number 51736173 (as amended by the UCC Financing Statement Amendment filed with the Delaware Secretary of State on November 9, 2005 and bearing amendment number 53487031, the “CIT Financing Statement”).

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	this Agreement and each promissory note or other instrument or document required hereby;

(ii)	the Security Agreement duly executed and delivered by the Borrower and describing the personal property collateral referred to in Section 2.4 hereof;

(iii)	each of the Guaranties required pursuant to Section 2.5 hereof;

(iv)	a Corporate Resolution: Borrowing from Borrower, and a Corporate Resolution; Continuing Guaranty from each Guarantor;

(v)	an Incumbency Certificate from Borrower and each Guarantor;

(vi)	a certificate of good standing with respect to Borrower and each Guarantor from the appropriate governmental agency of the jurisdiction of each such entity’s formation, dated no earlier than 15 days prior to the date of this Agreement;

(vii)	a certificate of the secretary or assistant secretary of Borrower and each Guarantor, attaching and certifying as to (A) the directors’ resolutions in respect of the execution, delivery and performance by Borrower or such Guarantor, as applicable, of each Loan Document to which it is a party, (B) its charter documents and (C) its by-laws; and

(viii)	such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

(e) Appraisals. Bank shall have obtained, at Borrower’s cost, an appraisal of all real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

(f) Unpaid Commitment Fee. The Unpaid Commitment Fee shall have been paid in full to Bank in immediately available funds.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, audited financial statements with the unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Bank, which annual financial statements shall include Borrower’s balance sheet as at the end of such fiscal year and the related statements of Borrower’s income, reconciliation of retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles;

(b) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows;

(c) not later than 10 days prior to the beginning of each fiscal year, projected balance sheets and income statements for each month of such year for Borrower, each in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer (or, if Borrower does not have a chief financial officer, the vice president, finance) of Borrower as being Borrower’s good faith projections and identical to the projections to be used by Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Bank may in its discretion require;

(d) not later than 30 days after and as of each of June 30 and December 31 of each fiscal year of Borrower, a list of the names and addresses of all Borrower’s account debtors; and

(e) from time to time such other information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby.

SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 5.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 5.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $250,000.00.

SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Tangible Net Worth not less than, (i) on the Closing Date and as of each fiscal quarter end on or before March 31, 2006, $12,000,000.00, and (ii) as of each fiscal quarter end following March 31, 2006, $12,000,000.00 plus, on a cumulative basis, 75% of quarterly net profit (only if positive) for each fiscal quarter of Borrower commencing with the first fiscal quarter end occurring after March 31, 2006.

(b) Total Liabilities divided by Tangible Net Worth not greater than, (i) on or before September 30, 2006, 1.50 to 1.00, and (ii) after September 30, 2006, 1.00 to 1.00, in all cases as of each fiscal quarter end of Borrower, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets.

(c) Fixed Charge Coverage Ratio not less than, (i) on or before September 30, 2006, 3.00 to 1.00, and (ii) after September 30, 2006, 3.50 to 1.00, in all cases as of each fiscal quarter end of Borrower, determined on a rolling 4-quarter basis, with “EBITDA” defined as net profit after tax (excluding one-time restructuring charges related to Borrower’s acquisition of Bio-logic (the aggregate of such one-time restructuring charges not to exceed $1,500,000.00) and write-offs of in-process research and development expenses of Bio-logic associated with Borrower’s acquisition of Bio-logic) plus depreciation expense and amortization expense, and with “Fixed Charge Coverage Ratio” defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and capitalized lease payments.

(d) Liquidity not less than $8,000,000.00 as of the Closing Date and each fiscal quarter end of Borrower, with “Liquidity” defined as the sum of Borrower’s unencumbered cash and short-term marketable securities.

SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after a Responsible Officer becomes, or should become, aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00.

SECTION 5.11. MAINTENANCE OF ACCOUNTS WITH BANK. Borrower shall at all times maintain its primary depository accounts with Bank pursuant to account agreements and terms mutually acceptable to Borrower and Bank.

SECTION 5.12. BIO-LOGIC PLAZA PROPERTY. By not later than fourteen (14) calendar days after the Closing Date, Borrower shall (i) execute and deliver to Bank a mortgage in form and substance satisfactory to Bank, pursuant to which Borrower grants to Bank a lien on that certain real property located at One Bio-logic Plaza, Mundelein, IL 60060 (the “Real Property Collateral”), as security for all indebtedness of Borrower to Bank created by the Loan Documents, (ii) have caused Bank to have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall reasonably require, insuring Bank’s lien on the Real Property Collateral to be of first priority, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower, and (iii) have procured and delivered to Bank, at Borrower’s cost, such tax service contract as Bank shall require for the Real Property Collateral, to remain in effect as long as such real property secures any obligations of Borrower to Bank under the Loan Documents. Bank acknowledges and agrees that the Real Property Collateral includes the 14 Acre Parcel and that, pursuant to the consummation of the sale of the 14 Acre Parcel pursuant to the terms and conditions of that certain Real Estate Purchase Agreement, dated April 15, 2005, between Avis Investments, Inc., and Bio-logic, a copy of which was provided to Bank prior to the date hereof, and payment in immediately available funds of the proceeds thereof to Borrower, Bank shall reconvey its interest in the 14 Acre Parcel arising pursuant to the mortgage executed by Borrower pursuant to the terms of this Section 5.12.

SECTION 5.13. FOREIGN SUBSIDIARIES. By not later than forty-five (45) calendar days after the Closing Date, Borrower shall execute such further agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in connection with the pledge by Borrower to Bank of security interests in Borrower’s ownership interest in each Foreign Subsidiary (such pledge exclusive of shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary, as described in Section 2.4 hereof), including, without limitation, (i) executing and delivering to each Foreign Subsidiary, a notice of the pledge of Borrower’s interests therein to Bank, (ii) causing such Foreign Subsidiary to execute and deliver to Bank an acknowledgment of pledge related to Borrower’s pledge of its interest in such Foreign Subsidiary, and (iii) delivering to Bank stock certificates (or comparable certificates of ownership) evidencing Borrower’s ownership interest in such Foreign Subsidiary, accompanied by appropriate assignments separate from stock certificates, in each case, in form in substance satisfactory to Bank.

SECTION 5.14. CIT LOAN AGREEMENT. Borrower will not request any advances or otherwise incur any indebtedness under the CIT Loan Agreement and agrees to execute such further agreements, documents or instruments, or take such other commercially reasonable actions, to terminate the CIT Loan Agreement and the CIT Financing Statement.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower will not without Bank’s prior written consent:

SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 6.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $3,000,000.00.

SECTION 6.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $2,000,000.00.

SECTION 6.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than Permitted Indebtedness.

SECTION 6.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; provided that, notwithstanding the foregoing, Borrower may sell the 14 Acre Parcel as described in Section 5.12 hereof.

SECTION 6.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and guaranties by Borrower of real property lease obligations of its Subsidiaries not exceeding in the aggregate $100,000.00 outstanding at any time.

SECTION 6.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, other than Permitted Investments; provided that Borrower shall not be prohibited from making Specified Earn-out Payments.

SECTION 6.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 6.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, other than Permitted Liens.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the date Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no advances under the Term Commitment will be made;

(d) Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in any Borrower which is a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other material liability to any person or entity, including Bank, and such default or event shall continue for a period of time without cure sufficient to permit the acceleration of the maturity of any such indebtedness or the enforcement of remedies with respect to such liability.

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; and, in any such case, the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof.

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed within 45 days after its filing, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank in good faith believes could reasonably be expected to have a Material Adverse Effect.

(h) The dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor.

(i) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

(j) The failure of the Closing (as such term is defined in the Merger Agreement) to occur on or before February 28, 2006.

SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit created by the Loan Documents and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	NATUS MEDICAL INCORPORATED
1501 Industrial Road
San Carlos, California 94070

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Peninsula Commercial Banking Office
400 Hamilton Avenue, P.O. Box 150
Palo Alto, California 94302
Attention: Michelle Proehl

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.

SECTION 8.5. CONFIDENTIALITY. The Confidential Information will be used by Bank solely for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower. Bank will keep all the Confidential Information confidential, and will not disclose any of the Confidential Information to any person or entity, except disclosures: (a) to federal and state bank examiners, and other regulatory officials having jurisdictions over Bank; (b) to Bank’s legal counsel and auditors; (c) to other professional advisors to Bank; (d) to Bank’s representatives (which shall include, without limitation, all other banks and companies affiliated with Wells Fargo & Company) who need to know the Confidential Information for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, it being expressly understood and agreed that such representatives shall be informed of the confidential nature of the Confidential Information, and shall be required by Bank to treat the Confidential Information as confidential in accordance with the terms and conditions hereof; (e) as otherwise required by law or legal process; or (f) as otherwise authorized by Borrower in writing. In the event that Bank or any of its representatives becomes legally compelled to disclose any of the Confidential Information pursuant to clause (e) of the preceding sentence, then Bank, except as otherwise required by law, will provide notice thereof to Borrower so that Borrower, at its sole option (but without obligation to do so), may attempt to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The confidentiality requirement set forth herein shall not extend to any portion of the Confidential Information that: (x) is or becomes generally available to the public other than as a result of a disclosure by Bank or its representatives; (y) is or becomes available to Bank on a non-confidential basis by Borrower or any officer, employee, agent or representative of Borrower prior to its disclosure by Bank; or (z) is or becomes available to Bank on a non-confidential basis from a source other than Borrower.

SECTION 8.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit created by the Loan Documents and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.8. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NATUS MEDICAL INCORPORATED	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

CREDIT AGREEMENT